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                                                                     EXHIBIT 3

March 31, 1998


Citicorp Venture Capital
399 Park Avenue
New York, NY  10043
Attention:  Michael Delaney

Dear Mike:

You have advised J.P. Morgan Securities Inc. ("J.P. Morgan") that Citicorp Venture Capital ("CVC") proposes to cause a new entity to be formed by it (including the survivor of the merger with the Company (defined below), the "Issuer") to acquire all of the outstanding stock of Allied Digital Technologies Corp. (the "Company") in a transaction previously described to J.P. Morgan (the "Acquisition"). The purchase consideration for the above-described Acquisition will be equal to approximately $113 million.

We understand that total funds of approximately $119.2 million are required to finance the consummation of the Acquisition, including the payment of fees, commissions and expenses payable in connection therewith and the refinancing of approximately $45 million of existing debt of the Company. No external financing will be required for such purposes other than (i) ten-year senior subordinated debt securities with proceeds of approximately $100 million (the "Debt Securities'), (ii) the issuance of not less than $19 million of equity to be provided by CVC and certain members of management of the Company (the "Equity Financing"), and (iii) a working capital credit facility in an amount reasonably acceptable to CVC and J.P. Morgan (the "Working Capital Facility"), approximately $200,000 of which is expected to be drawn at closing.

J.P. Morgan is pleased to advise you that, on the terms and conditions specified below, it is highly confident that up to $100 million principal amount of Debt Securities can be sold as publicly registered securities, or pursuant to Rule 144A under the Securities Act of 1933, under current capital market conditions. The view expressed above is based upon our consideration of the information concerning the Company currently available to us, as well as our analysis of the current market for securities issued by companies with business similar to those of the Company.

Our view is subject to, among other factors: (i) the absence of any material adverse change in the current U.S. financial markets or U.S. regulatory conditions generally, or in the high yield debt market for new issuance of senior subordinated securities specifically, or in the condition (financial or otherwise), business or prospects of the Company and its subsidiaries taken as a whole, since the latest financial statements; (ii) all necessary actions by governmental agencies having been taken and the receipt of any necessary third-party approvals or consents, the absence of any order or injunction restraining the Acquisition and the absence of other pending litigation


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involving the Issuer or the Company or its subsidiaries which, in the judgment of J.P. Morgan, there is a reasonable possibility of an outcome which could materially adversely affect the Issuer's ability to perform its obligations under the Debt Securities; (iii) the negotiation and execution of all necessary agreements to provide for the Acquisition and the financings referred to in the second paragraph hereof, including a customary underwriting agreement with respect to the Debt Securities, all on terms and conditions satisfactory to J.P. Morgan; (iv) the rating of the Debt Securities by Standard & Poor's Rating Group of at least B- or higher and by Moody's Investor Services of at least B3 or higher; (v) the availability of audited and unaudited consolidated financial statements of the Issuer and the Company, as well as any required audited and unaudited proforma consolidated financial statements of the Issuer that meet the requirements of Regulation S-X; (vi) the satisfaction of all conditions regarding the availability of the Equity Financing (other than the closing of the sale of the Debt Securities); as well as evidence of committed bank financing acceptable to JPM in the form of a Working Capital Facility and (vii) satisfactory completion by J.P. Morgan of our due diligence (including discussions with customers and consultants and advisors employed by CVC) up until the issuance of the Debt Securities with respect to the financial condition, business, results of operations and prospects of the Issuer, the Company and their businesses.

CVC and the Issuer acknowledge that J.P. Morgan and its affiliates may share with each other any information relating to the Issuer, the Company, their businesses and the Acquisition and the financing thereof.

Please note that this letter does not constitute a commitment or undertaking on the part of J.P. Morgan to purchase any portion of the Debt Securities. Such a commitment would be subject, among other things, to approval by J.P. Morgan's commitments committee and to the execution and delivery by J.P. Morgan of one or more separate written agreements. This letter shall be treated as confidential and is being provided to you solely in connection with your consideration of the Acquisition and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of J.P. Morgan.

                                          Sincerely,

                                          J.P. MORGAN SECURITIES, INC.



                                          By: /s/ Douglas Cruikshank
                                             ----------------------------
                                                Name: Douglas Cruikshank
                                                Title: Vice President